Exhibit 10.1

EXECUTION VERSION

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of April 7, 2026 (this “Agreement”), is entered into by and between Hopper Parent Inc., a Delaware corporation (“Parent”), Hologic, Inc., a Delaware corporation (the “Company”) and Equiniti Trust Company, LLC, a New York limited liability trust company, as Rights Agent.

RECITALS

WHEREAS, Parent, Hopper Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and the Company, have entered into an Agreement and Plan of Merger dated as of October 21, 2025 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, all upon the terms and conditions set forth in the Merger Agreement; and

WHEREAS, pursuant to the Merger Agreement, Parent has agreed that each outstanding share of common stock, par value $0.01 per share, of the Company (the “Shares”) will convert into the right to receive (i) the Closing Consideration and (ii) one (1) contractual contingent value right as hereinafter described, and that certain Company Equity Awards will convert into the right to receive the Closing Consideration and/or contractual contingent value rights as hereinafter described, each of which Parent has agreed to provide to the Company’s stockholders and such holders of Company Equity Awards, as applicable.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the parties hereto agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

ARTICLE I

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1 Definitions. Capitalized terms used but not otherwise defined herein will have the meanings ascribed to them in the Merger Agreement. As used in this Agreement, the following terms will have the following meanings:

“2026 Aggregate Milestone Payment Amount” means the sum of all the 2026 Milestone Payment Amounts due to the Holders, if any.

“2026 Milestone Payment Amount” means, for a given Holder, if Milestone 1 is satisfied, the product of (a) an amount between $0.50 and $1.50, determined by linear interpolation, based on the amount by which Revenue in respect of the 2026 Milestone Period exceeds $1,556,844,377 but is less than $1,571,844,377, provided that in the event that Revenue in respect of the 2026 Milestone Period is equal to or greater than $1,571,844,377, the amount shall be equal to $1.50 and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the applicable Milestone Notice; provided, that, notwithstanding the foregoing, the 2026 Milestone Payment Amount in respect of a CVR received in respect of a Tranche 2 Option will be reduced (not to below zero) by the excess, if any, of the exercise price per Share of such Company Option over the Closing Consideration.

“2026 Milestone Period” means the period commencing on September 28, 2025 and ending on September 26, 2026.

“2027 Aggregate Milestone Payment Amount” means the sum of all the 2027 Milestone Payment Amounts due to the Holders, if any.

“2026 Catch-Up Revenue” means the Revenue in respect of the 2026 Milestone Period plus the 2027 Excess Revenue.

“2027 Excess Revenue” means the amount by which Revenue in respect of the 2027 Milestone Period exceeds $1,666,256,283.

“2027 Milestone Payment Amount” means, for a given Holder, if Milestone 2 is satisfied, the product of (a) an amount between $0.50 and $1.50, determined by linear interpolation, based on the amount by which Revenue in respect of the 2027 Milestone Period exceeds $1,651,256,283 but is less than $1,666,256,283, provided that in the event that Revenue in respect of the 2027 Milestone Period is equal to or greater than $1,666,256,283, the amount shall be equal to $1.50 and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the applicable Milestone Notice; provided, that, notwithstanding the foregoing, the 2027 Milestone Payment Amount in respect of a CVR received in respect of a Tranche 2 Option will be reduced (not to below zero) by the excess, if any, of the exercise price per Share of such Company Option over the sum of (A) the Closing Consideration plus (B) the aggregate amount of the 2026 Milestone Payment Amount paid with respect to a CVR received not in respect of a Tranche 2 Option.

“2027 Milestone Period” means the period commencing on September 27, 2026 and ending on September 25, 2027.

“Acting Holders” means, at the time of determination, Holders of at least thirty two and a half percent (32.5%) of the outstanding CVRs, as set forth in the CVR Register at the time of determination.

“Aggregate Milestone Payment Amount” means, (a) with respect to Milestone 1, the 2026 Aggregate Milestone Payment Amount, (b) with respect to Milestone 2, the 2027 Aggregate Milestone Payment Amount and (c) with respect to the Catch-Up Milestone, the Catch-Up Aggregate Milestone Payment Amount.

“Business” means the “Breast Health” segment of the Company and its Subsidiaries (which includes commercialization of the Products).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open in New York, New York.

“Catch-Up Aggregate Milestone Payment Amount” means the sum of all the Catch-Up Milestone Payment Amounts due to the Holders, if any.

“Catch-Up Milestone Payment Amount” means, for a given Holder, if the Catch-Up Milestone is satisfied and the 2026 Catch-Up Revenue exceeds $1,556,844,377, the product of (a) (i) an amount between $0.50 and $1.50, determined by linear interpolation, based on the amount by which the 2026 Catch-Up Revenue exceeds $1,556,844,377 but is less than $1,571,844,377, provided that in the event that the 2026 Catch-Up Revenue is equal to or greater than $1,571,844,377, the amount shall be equal to $1.50 minus (ii) the 2026 Milestone Payment Amount actually paid per CVR and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the applicable Milestone Notice; provided, that, notwithstanding the foregoing, the Catch-Up Milestone Payment Amount in respect of a CVR received in respect of a Tranche 2 Option will be reduced (not to below zero) by the excess, if any, of the exercise price per Share of such Company Option over the sum of (A) the Closing Consideration plus (B) the aggregate amount of the 2026 Milestone Payment Amount and the 2027 Milestone Payment Amount paid with respect to a CVR received not in respect of a Tranche 2 Option. For the avoidance of doubt, in no event will the sum of the Catch-Up Milestone Payment Amount and the 2026 Milestone Payment amount, in each case in respect of one CVR, be greater than $1.50.

“Catch-Up Milestone” means Revenue in respect of the 2027 Milestone Period is greater than $1,666,256,283.

“Change of Control” means, with respect to a party, (a) a merger or consolidation involving such party in which it is not the surviving entity unless the stockholders of such party immediately prior to such transaction continue to own 50% or more of such surviving entity’s voting power immediately after such transaction and in substantially the same proportions as owned or held immediately prior to such transaction or with substantially the same control or (b) any other transaction involving such party in which it is the surviving or continuing entity but in which the stockholders of such party immediately prior to such transaction own less than 50% of such party’s voting power immediately after the transaction.

“Commercially Diligent Efforts” means, the level of efforts of Parent and/or its Subsidiaries to operate the Business in the ordinary course of business and in a good-faith, diligent and sustained manner consistent with past practice as of the date hereof (including with respect to any recalls and remediation actions), without undue interruption, pause or delay, including (without limitation) a level of effort and expenditure of resources that is consistent with the level of efforts that a company of comparable size, nature and resources as those of the Company would use to conduct the Business, including by maintaining an appropriate sales force/work force in the Business, with Parent permitted to take into account the nature of efforts and cost required for the undertaking at stake and all factors reasonably deemed relevant to such operation, including the time and cost to develop and commercialize any Products, product safety, regulatory requirements, the competitiveness of alternative third-party products, pricing, reimbursement, revenue prospects, actual or reasonably anticipated profitability, potential third-party liability and litigation risk, and technical, commercial, legal, scientific and medical factors, in each case, based on then existing and reasonably anticipated future conditions and with practices with respect to recalls and remediation actions also based on go-forward best practices employed by the Company and its Subsidiaries; provided, that such level of efforts and resources shall be determined without taking into account the fact of or the cost of any potential Aggregate Milestone Payment Amount payable in accordance with the terms of this Agreement. For the avoidance of doubt, Commercially Diligent Efforts does not mean that Parent guarantees that it will actually achieve a Milestone and a failure to achieve a Milestone may still be consistent with Commercially Diligent Efforts.

“Company Guaranteed Obligations” has the meaning set forth in Section 6.12.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVRs” means the rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement.

“Dispute Notice” has the meaning set forth in Section 4.6(b).

“DTC” means The Depository Trust Company or any successor thereto.

“Equity Award CVR” means a CVR received by an initial Holder in respect of Company Options or Company RSU Awards pursuant to Section 4.3 of the Merger Agreement.

“Financial Statements” means the Annual Report on Form 10-K filed by the Company on November 27, 2024.

“Funds” has the meaning set forth in Section 2.6.

“GAAP” means United States generally accepted accounting principles.

“Governmental Body” means any federal, state, provincial, local, municipal, foreign or other governmental or quasi-governmental authority, including, any arbitrator or arbitral body, mediator and applicable securities exchanges, or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“Holder” means a person in whose name a CVR is registered in the CVR Register at the applicable time.

“Independent Accountant” means an independent certified public accounting firm of nationally recognized standing designated either (a) jointly by the Acting Holders and Parent, or (b) if such parties fail to make a designation, jointly by an independent public accounting firm selected by Parent and an independent public accounting firm selected by the Acting Holders.

“Management Plan” means the plan for the Business set forth on Schedule B.

“Milestone” means Milestone 1, Milestone 2 or Catch-Up Milestone, as applicable.

“Milestone 1” means Revenue in respect of the 2026 Milestone Period is equal to or greater than $1,556,844,377.

“Milestone 2” means Revenue in respect of the 2027 Milestone Period is equal to or greater than $1,651,256,283.

“Milestone Determination Date” means (a) with respect to Milestone 1, the date that is one-hundred and fifty (150) days after the end of the 2026 Milestone Period and (b) with respect to Milestone 2 and Catch-Up Milestone, the date that is one-hundred and thirty-five (135) days after the end of the 2027 Milestone Period.

“Milestone Notice” has the meaning set forth in Section 2.4(a).

“Milestone Payment Date” has the meaning set forth in Section 2.4(b).

“Milestone Payment Amount” means (a) with respect to Milestone 1, the 2026 Milestone Payment Amount, if any, (b) with respect to Milestone 2, the 2027 Milestone Payment Amount, if any, and (c) with respect to Catch-Up Milestone, the Catch-Up Milestone Payment Amount, if any.

“Milestone Period” means (a) with respect to Milestone 1, the 2026 Milestone Period, and (b) with respect to Milestone 2 and Catch-Up Milestone, the 2027 Milestone Period.

“Negotiation Period” has the meaning set forth in Section 4.6(b).

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Permitted Transfer” means: a Transfer of a CVR (a) upon death of a Holder by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVR is to be passed to beneficiaries of the Holder upon the death of the Holder; (c) pursuant to a court order (including in connection with bankruptcy or liquidation); (d) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (e) in the case of a CVR held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, or from such nominee to another nominee for the same beneficial owner; (f) if the Holder is a corporation, partnership or limited liability company, a distribution by the transferring corporation, partnership or limited liability company to its stockholders, partners or members, as applicable (provided that such distribution does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act); (g) by in-kind distributions of CVRs to a participant in the Hologic, Inc. Savings and Investment Plan who holds CVRs in their participant account under such plan; or (h) as provided in Section 2.7.

“Products” means the products and services related to such products in each case specifically contemplated by the Management Plan.

“Qualified Buyer” means (a) any third party acquirer or successor of all or substantially all of the assets of Parent or the Company and their respective Subsidiaries in connection with a Change of Control or (b) any third party that has net assets or public company market capitalization of at least $4,000,000,000 (determined by reference to the most recent audited or unaudited balance sheet and taking into account the net assets or public company market capitalization of the Company and/or Business so acquired in connection with such transaction).

“Revenue” means, the revenue earned with respect to the applicable Milestone Period by Parent or any of its Subsidiaries from the sales of the Products (for the avoidance of doubt, taking into account variable consideration such as volume discounts, sales rebates, product returns and other adjustments), in each case in accordance with the application of Accounting Standards Codification Topic 606 (Revenue from Contracts with Customers) and GAAP within the Financial Statements; provided that (i) the transfer of Products between or among any of Parent or its Subsidiaries will not be considered a sale and any revenue related thereto shall not be counted as Revenue, (ii) if a product (or the right to sell a product, and such product is actually marketed or sold) is acquired (including by acquisition of a Person) by Parent or any of its Subsidiaries (including the Company) following the date hereof (which is not a Product and not, for the avoidance of doubt, a Product described on Schedule C hereto) (any such acquired product, a “New Product”) which directly competes with a Product (such Product, a “Cannibalized Product”), then revenue with respect to the sales of (and not services related to) such Cannibalized Product shall be included in Revenue as follows: (x) for the portion of the applicable Milestone Period prior to the acquisition of the competing product (or the right to sell such competing product, and such product is actually marketed or sold), the actual revenue (as calculated hereunder) for the sales of (and not services related to) such Cannibalized Product and (y) for the portion of the applicable Milestone Period following the acquisition of the competing product (or the right to sell such competing product), the pro-rated year-to-go amount with respect to the sales of (and not services related to) such Product as set forth in the Management Plan for the applicable Milestone Period (and, for the avoidance of doubt, if the acquisition of the competing product (or the right to sell such competing product) occurred in the prior Milestone Period (but on or following the date hereof), then this clause (y) shall apply to the entire applicable Milestone Period); provided, that the Products described on Schedule C hereto shall never form the basis for another Product becoming a Cannibalized Product, (iii) if Parent or any of its Subsidiaries (other than pursuant to a Sale of the Business or Change of Control) discontinues selling, or publicly announces the discontinuance of the sale of, a Product (whether due to divestiture or discontinuation) following the date hereof, in each case other than as a result of a recall or other material compliance, quality or liability related issue (any such discontinued or divested product, a “Discontinued Product”), then revenue with respect to the sales of (and not services related to) such Discontinued Product will be included in Revenue as follows: (x) for the portion of the applicable Milestone Period prior to the discontinuation or divestiture of the Discontinued Product (or, if earlier, the public announcement thereof), the actual revenue (as calculated hereunder) for the sales of (and not services related to) such Discontinued Product and (y) for the portion of the applicable Milestone Period following the discontinuation or divestiture of the Discontinued Product (or, if earlier, the public announcement thereof), the pro-rated year-to-go amount with respect to the sales of (and not services related to) such Product as set forth in the Management Plan for the applicable Milestone Period (and, for the avoidance of doubt, if the discontinuation or divestiture of the Discontinued Product occurred in the prior Milestone Period (but on or following the date hereof), then this clause (y) shall apply to the entire applicable Milestone Period), and (iv) Revenue will be adjusted as set forth on Schedule D; provided, further, that with respect the Products with the P-code P000, P480 and P709, the adjustments set forth in clauses (ii)(y) and (iii)(y) shall equal the pro-rated year-to-go amount with respect to the sales of (and not services related to) such Product set forth in the Management Plan for the applicable Milestone Period multiplied by the SKU Percentage; provided, further, that “services and other revenue” on the Management Plan cannot be a Cannibalized Product or Discontinued Product subject to the Revenue adjustment set forth in the foregoing clauses (ii) or (iii) and no part of the “services and other revenue” line item on the Management Plan shall be added back in the adjustments set forth in clauses (ii)(y) and (iii)(y); provided, further, that any foreign currency denominated revenue shall be converted into United States dollar for the purposes of the calculation of Revenue utilizing the applicable exchange rate for such foreign currency set forth on Schedule A.

“Revenue Statement” means, for an applicable Milestone Period, a written statement of Parent, along with an Officer’s Certificate certifying the same, setting forth in reasonable detail the calculation of Revenue in the applicable Milestone Period, together with reasonable supporting documentation for such calculation.

“Review Request Period” has the meaning set forth in Section 4.6(a).

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Sale of the Business” means any transaction or series of related transactions (including a sale or other disposition of assets, merger or consolidation, sale of equity interests or exclusive licensing transaction) pursuant to which all or substantially all (and in any case at least a majority) of the Business is sold, exclusively licensed or otherwise transferred to, or acquired by, directly or indirectly, a Person other than Parent or any of its Subsidiaries.

“SKU Percentage” shall mean (i) the revenue with respect to the sales of (and not services related to) the specific SKUs which are the Cannibalized Product or the Discontinued Product, as applicable, during the SKU Period divided by (ii) the amount of revenue with respect to the sales of (and not services related to) all SKUs in such Cannibalized Product’s or Discontinued Product’s P-code (which shall be, as applicable, either P000, P480 or P709, as set forth in the Management Plan) during the SKU Period, in each case as recorded within the sales ledger of the Company and its Subsidiaries’ GAAP financial statements.

“SKU Period” shall mean (i) with respect to the 2026 Milestone Period, the period commencing on September 29, 2024 and ending on September 27, 2025 and (ii) with respect to the 2027 Milestone Period, the 2026 Milestone Period.

“Transfer” means any transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise), the offer to make such a transfer or other disposition, and each contract, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

Section 1.2 Rules of Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation”; the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear; the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if;” any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall mean such Law as from time to time amended, modified or supplemented. Currency amounts referenced herein are in U.S. Dollars. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is to be excluded. Unless otherwise specified in this Agreement, all references in this Agreement to any Contract, other agreement, document or instrument (excluding this Agreement) mean such Contract, other agreement, document or instrument as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached thereto or incorporated therein by reference. References to “outstanding CVRs” in this Agreements shall mean the CVRs that are then outstanding at such time. As used in this Agreement, references to “linear interpolation” means the calculation methodology set forth on Schedule E.

(c) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1 CVR. The CVRs represent the rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement. The initial Holders will be the holders of the Shares (other than any Dissenting Shares) immediately prior to the Effective Time that are validly converted into Merger Consideration pursuant to Section 4.1(a) of the Merger Agreement and the holders of Company Equity Awards immediately prior to the Effective Time that are validly converted, in full or in part, into the right to receive CVRs pursuant to Section 4.3 of the Merger Agreement. For the avoidance of doubt, CVR Equivalent Awards shall not constitute CVRs.

Section 2.2 Nontransferable. The CVRs may not be sold, assigned, Transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. The foregoing restrictions shall apply notwithstanding that certain of the CVRs will be held through DTC. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect. The CVRs will not be listed on any quotation system or traded on any securities exchange.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs will not be evidenced by a certificate or other instrument.

(b) The Rights Agent will keep a register (the “CVR Register”) for the purpose of registering CVRs and Transfers of CVRs as herein provided. The CVR Register will (i) with respect to holders of the Shares that hold such shares in book-entry form through DTC immediately prior to the Effective Time, one position for Cede & Co (as nominee of DTC) representing all the Shares that were converted into the right to receive the Merger Consideration in accordance with the terms of the Merger Agreement, (ii) with respect to (A) holders of the Shares that hold such Shares in certificated form immediately prior to the Effective Time that were converted into the right to receive the Merger Consideration as a consequence of the Merger in accordance with the terms of the Merger Agreement, upon delivery to the Rights Agent by each such holder of the applicable stock certificates, together with a validly executed letter of transmittal and such other customary documents as may be reasonably requested by the Rights Agent, in accordance with the Merger Agreement, (B) holders of the Shares who hold such Shares in book-entry form through the Company’s transfer agent immediately prior to the Effective Time, and (C) holders of Company Options and holders of Company RSU Awards in each case who are entitled to receive CVRs pursuant to the terms of the Merger Agreement, in each case of clauses (A), (B) and (C), the applicable number of CVRs to which each such holder is entitled pursuant to the Merger Agreement (other than, in the case of the foregoing clauses (i), (ii)(A) and (ii)(B), holders of Dissenting Shares). The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to Transfers of CVRs unless and until such CVRs are Transferred into the name of such street name holders in accordance with Section 2.2 of this Agreement. With respect to any payments to be made under Section 2.4 below with respect to CVRs held through DTC, the Rights Agent will accomplish the payment in respect of such CVRs by sending one lump payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to the Holders of such CVRs.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to Transfer a CVR must be in writing and accompanied by a written instrument of Transfer in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the Transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the Transfer instrument is in proper form and the Transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the Transfer of the CVRs in the CVR Register and notify such Holder of the same. No service charge shall be made for any registration of Transfer of a CVR, but the Rights Agent may require payment by a Holder to the applicable Governmental Body of a sum sufficient to cover any transfer, stamp or other similar Tax or governmental charge that is imposed in connection with any such registration of Transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly Transferred CVRs registered in the CVR Register will be the valid obligations of Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the Transfer by the transferor. No Transfer of a CVR will be valid until registered in the CVR Register.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.

Section 2.4 Payment Procedures.

(a) As promptly as practicable following a Milestone Determination Date, and in any event on or prior to the date that is fifteen (15) calendar days following a Milestone Determination Date, unless this Agreement has been terminated in accordance with its terms, Parent will deliver to the Rights Agent: (i) a written notice (each, a “Milestone Notice”) indicating whether the corresponding Milestone was achieved and the corresponding Milestone Payment Amount due, along with an Officer’s Certificate certifying the same, which Milestone Notice shall include the Revenue Statement for the applicable Milestone Period and (ii) if a Milestone is achieved, duly deposit or cause to be deposited with the Rights Agent, within three (3) Business Days of the delivery of the Milestone Notice, cash by wire transfer of immediately available funds to an account specified by the Rights Agent (or to the Company or its applicable Affiliate in the case of payments with respect to Equity Award CVRs that will be paid through the Company’s or its applicable Affiliate’s payroll system), equal to the applicable Aggregate Milestone Payment Amount for such Milestone in accordance with the terms of this Agreement (subject to any amounts deducted or withheld pursuant to Section 2.4(d) below). Such amounts shall be considered paid if on such date the Rights Agent has received in accordance with this Agreement money sufficient to pay all Milestone Payment Amounts in respect of such Milestone then due in accordance with the terms hereof.

(b) The Rights Agent will promptly, and in any event within ten (10) calendar days of receipt of a Milestone Notice, send each Holder at its registered address a copy of the Milestone Notice (such date on which the Rights Agent sends such copy, a “Milestone Payment Date”). At the time the Rights Agent sends a copy of the Milestone Notice to the Holders, if the Milestone has been met and a Milestone Payment Amount is due and payable, the Rights Agent will also pay the applicable Milestone Payment Amount to each of the Holders in accordance with the corresponding letter of instruction (subject to any amounts deducted or withheld pursuant to Section 2.4(d) below) (i) by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the last Business Day prior to such Milestone Payment Date or (ii) with respect to any Holder who has provided the Rights Agent wiring instructions in writing, by wire transfer of immediately available funds to the account specified on such instructions. Notwithstanding anything to the contrary set forth herein, the Rights Agent shall have no responsibility whatsoever with respect to any Milestone Payment Amount to Holders in respect of Equity Award CVRs that will be paid through the Company’s or its applicable Affiliate’s payroll system.

(c) Parent shall cause the applicable Milestone Payment Amount payable with respect to Equity Award CVRs (determined in accordance with Section 4.3 of the Merger Agreement) held by current or former employees of the Company or its Affiliates to be paid to the applicable Holder through the Surviving Corporation’s or its applicable Affiliate’s payroll system or any successor payroll system no later than the second regular payroll date of such applicable payroll system following the Milestone Payment Date, subject to Section 2.4(d) of this Agreement.

(d) Notwithstanding anything to the contrary in the Merger Agreement or this Agreement, Parent, the Surviving Corporation, the Paying Agent, the Rights Agent and any other applicable withholding agent (and their applicable Affiliates) shall be entitled to deduct or withhold, or cause to be deducted or withheld, from any Milestone Payment Amount otherwise payable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under the Code, the Treasury Regulations thereunder, or any other applicable Tax law, as may be determined by Parent, the Surviving Corporation, the Paying Agent, the Rights Agent or any other applicable withholding agent, as applicable. With respect to Holders of Equity Award CVRs who are current or former employees of the Company or its Affiliates, any such withholding may be made, or caused to be made, by Parent through the Surviving Corporation’s or any of its applicable Affiliate’s payroll system. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person in respect of which such deduction or withholding was made. The parties intend that each Equity Award CVR is exempt from or in compliance with Section 409A of the Code, and this Agreement shall be interpreted and administered in accordance therewith. None of the parties to this Agreement nor any of their employees, directors or representatives shall have any liability to a Holder or transferee or other Person in respect of Section 409A of the Code.

(e) Any portion of any Aggregate Milestone Payment Amount that remains undistributed to the Holders one year after an applicable Milestone Payment Date will be delivered by the Rights Agent to Parent, upon demand, and any Holder will thereafter look only to Parent for payment of the applicable Milestone Payment Amount, without interest.

(f) None of Parent, any of its Affiliates or the Rights Agent will be liable to any Person in respect of any Milestone Payment Amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement. If, despite commercially reasonable efforts by the Rights Agent to deliver a Milestone Payment Amount to the applicable Holder pursuant to the Rights Agent’s customary unclaimed funds procedures, such Milestone Payment Amount has not been paid immediately prior to such date on which such Milestone Payment Amount would otherwise escheat to or become the property of any Governmental Body, such Milestone Payment Amount will, to the extent permitted by applicable legal requirements, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent, unless such loss has been determined by a court of competent jurisdiction to be a result of the Rights Agent’s willful or intentional misconduct, bad faith or gross negligence.

(g) The Rights Agent shall be responsible for information reporting required under applicable legal requirements with respect to the CVRs, including reporting the Holder’s receipt of such CVRs and any Milestone Payments Amounts hereunder on Internal Revenue Service Form 1099-B or other applicable form. Parent shall use commercially reasonable efforts to cooperate with the Rights Agent to provide any information reasonably necessary for the Rights Agent to carry out its obligations in this Section 2.4(g).

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a) The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b) Without limiting any rights of the Rights Agent or any of the Holders under this Agreement, the CVRs will not represent any equity or ownership interest in Parent or in any constituent company to the Merger or any of their respective Affiliates or subsidiaries (including the Company). The sole right of each Holder to receive property hereunder is the right to receive the Milestone Payment Amounts, if any, when and if due and payable in accordance with the terms hereof. A CVR shall not constitute a security of any Person.

(c) Neither Parent nor its directors and officers will be deemed to have any fiduciary or similar duties to any Holder by virtue of this Agreement or the CVRs.

Section 2.6 Holding of Funds. All funds received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of its services hereunder (the “Funds”) shall be held by the Rights Agent as agent for Parent and deposited in one or more segregated demand deposit bank accounts to be maintained by the Rights Agent in its name as agent for Parent, which bank accounts shall be with commercial banks with Tier 1 capital exceeding $1 billion and insured by the Federal Deposit Insurance Corporation to the applicable limits. The Funds shall not be used for any purpose other than to pay the Milestone Payment Amounts under this Agreement. The parties hereby acknowledge and agree that, for U.S. federal (and applicable state and local) income tax purposes, Parent shall be treated as the owner of the Funds prior to the time they are distributed pursuant to this Agreement. The Rights Agent shall report with respect to income earned on the Funds to the IRS or other taxing authority as income of Parent.

Section 2.7 Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights represented by CVRs by Transferring such CVR to Parent or a person nominated in writing by Parent (with written notice thereof from Parent to the Rights Agent) without consideration in compensation therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by Parent of such Transfer and cancellation. Nothing in this Agreement is intended to prohibit Parent or any of its Affiliates from offering to acquire or acquiring CVRs, in private transactions or otherwise, for consideration, and consummating any such acquisition and related Transfer, in each case in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of this Agreement. The Rights Agent shall update the CVR Register to reflect any abandonment or acquisition of CVRs described in this Section 2.7.

ARTICLE III

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence.

Section 3.2 Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. The Rights Agent may in its discretion or upon the written request of the Acting Holders proceed to and shall be entitled and empowered to protect and enforce the rights of the Holders hereunder by such appropriate judicial proceedings as the Rights Agent shall deem most effectual to protect and enforce any such rights for the benefit of and on behalf of all Holders to the extent directed to by the Acting Holders in writing. The Rights Agent shall be under no obligation to institute any action, suit or proceeding unless the Acting Holders (on behalf of the Holders) shall furnish the Rights Agent with reasonable security and indemnity for any costs and expenses that may be incurred. In addition:

(a) in the absence of willful or intentional misconduct (including willful breach), bad faith, fraud or gross negligence, the Rights Agent may rely and will be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of fraud, bad faith, gross negligence or willful or intentional misconduct (including willful breach) on its part, rely upon an Officer’s Certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will, in the absence of fraud, bad faith, gross negligence or willful or intentional misconduct (including willful breach), be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e) the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f) Parent agrees to indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with Rights Agent’s duties under this Agreement, including the costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of Rights Agent’s fraud, gross negligence, bad faith or willful or intentional misconduct;

(g) Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as set forth in Schedule F hereto, and (ii) to reimburse the Rights Agent for all Taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)). The Rights Agent will also be entitled to reimbursement from Parent for all reasonable and necessary documented out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder; notwithstanding the foregoing or anything to the contrary set forth herein, Parent shall have no obligation to indemnify or pay the fees or expenses of the Rights Agent or reimburse the Rights Agent for the fees of counsel, in each case, in connection with any claim, lawsuit or action initiated by the Rights Agent on behalf of itself or the Holders; and

(h) no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

Section 3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified but in no event will such resignation become effective until a successor Rights Agent has been appointed. Parent has the right to remove Rights Agent at any time by a written notice specifying a date when such removal will take effect but no such removal will become effective until a successor Rights Agent has been appointed.

(b) If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, Parent, by a written notice as soon as is reasonably possible will appoint a qualified successor Rights Agent that is a stock transfer agent of national reputation or, with the written approval of the Acting Holders, the corporate trust department of a commercial bank. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of Parent.

(d) The Rights Agent will reasonably cooperate with Parent and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent.

Section 3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE IV

COVENANTS

Section 4.1 List of Holders. Parent will furnish or cause to be furnished to the Rights Agent in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within fifteen (15) Business Days of the Effective Time. The Rights Agent will reflect all such names and addresses on the CVR Register and confirm the CVR Register and list of initial Holders to Parent promptly thereafter and, in any event, within thirty (30) days of the receipt of such names and addresses from Parent or the Surviving Corporation’s transfer agent, as the case may be.

Section 4.2 Payment of Milestone Payment Amount. If a Milestone has been achieved in accordance with this Agreement, Parent will promptly (on or prior to the date that is three (3) Business Days following the delivery of a Milestone Notice with respect to the applicable Milestone) deposit with (i) the Rights Agent the applicable Milestone Payment Amount for such Milestone for each Holder (other than in respect of Equity Award CVRs described in clause (ii)) in accordance with Section 2.4 and (ii) the Company or its applicable Affiliate, for payment to the Holders of Equity Award CVRs who are then current or former employees of the Company or its Affiliates, in accordance with Section 2.4, the aggregate amount necessary to pay the Milestone Payment Amount to each such Holder of an Equity Award CVR, in each case, prior to the Milestone Payment Date in respect of such Milestone if such amount is payable in accordance with the terms of this Agreement. Each of the 2026 Milestone Payment Amount, the 2027 Milestone Payment Amount and the Catch-Up Milestone Payment Amount shall only be paid one time, if at all, subject to the achievement of the applicable Milestone according to this Agreement during the applicable Milestone Period and the calculation of the relevant Milestone Payment Amount according to this Agreement for each Milestone prior to the termination of this Agreement, and the maximum aggregate potential amount payable under this Agreement shall be $3.00 per CVR, without interest thereon and subject to reduction for any applicable withholding Taxes in respect thereof as further described in Section 2.4(d).

Section 4.3 Efforts; Operation of the Business.

(a) From the Closing Date through the earlier of (i) thirty (30) days following the last day of the 2027 Milestone Period (i.e., September 25, 2027) and (ii) date of termination of this Agreement in accordance with Section 6.10:

(i) Parent and the Company (and their respective successors and assigns) shall, and shall cause their respective Subsidiaries to, use Commercially Diligent Efforts to achieve each Milestone; provided, that, this clause (a) does not impose any obligation on Parent to actually achieve any Milestone; and

(ii) Neither Parent, the Company (or their respective successors and assigns) nor any of their respective Subsidiaries shall take any action or fail to take any action with the purpose or intent of avoiding or impeding the obligation to pay, or of reducing, any Aggregate Milestone Payment Amount, including:

(A) the changing shipping or invoicing practices (including the timing thereof or currency of invoices), that would result in the acceleration or deceleration (as applicable) of the recognition of any amounts that are components of Revenue to an earlier or later monthly period in a manner adverse to the achievement of a Milestone;

(B) deferring, delaying or otherwise altering the timing or amounts of collection of consideration for the sale of Products in a manner inconsistent with past practice of the Company or in a manner to defer to delay the recognition of such consideration in the calculation of Revenue; or

(C) deterring customers from purchasing any Products or incentivizing customers to delay the purchase of any Products, in each case in a manner inconsistent with past practice;

in each case of the foregoing with the purpose or intent of avoiding or impeding the obligation to pay, or of reducing, any Aggregate Milestone Payment Amount; provided, that, for the avoidance of doubt, that the continuation of shipping, invoicing, collection, accounting, sales and customer incentives in a manner consistent with past practices of the Company shall not be deemed to be a breach of this clause (a)(ii).

(b) Notwithstanding anything herein to the contrary, but subject to Parent’s obligations as set forth herein, including the obligation of Parent, the Company and their respective Subsidiaries to use Commercially Diligent Efforts as set forth herein, Parent and its Affiliates shall have the power and right to control all aspects of their businesses and operations (and all of their assets and products), and subject to Parent’s compliance with the terms of this Agreement, Parent and its Affiliates may exercise or refrain from exercising such power and right as it may deem appropriate and in the best overall interests of Parent and its Affiliates and its and their equityholders.

Section 4.4 Books and Records. Parent shall, and shall cause its Subsidiaries to, keep true, complete and accurate records in sufficient detail to enable the Holders and the Independent Accountant to determine the amounts payable hereunder.

Section 4.5 Non-Use of Name. The Rights Agent shall not use the name, trademark, trade name or logo of Parent, its Affiliates (including the Company), or their respective employees in any publicity or news release relating to this Agreement or its subject matter, without the prior express written permission of Parent, other than (in the case of the name of Parent, its Affiliates, or their respective employees) with respect to a dispute pursuant to this Agreement between any of the Holders, the Rights Agent, Parent or its Affiliates.

Section 4.6 Audits.

(a) During the Review Request Period and Negotiation Period (each as defined below), unless the applicable Milestone Notice provides that the maximum possible Milestone Payment Amount for such Milestone Period will be paid in full, Parent and the Company shall reasonably cooperate with and permit, and shall cause their Subsidiaries and Affiliates to reasonably cooperate with and permit, the Acting Holders (acting as one group, and not individuals) and/or any accountant or other consultant or advisor retained by the Acting Holders, upon reasonable notice, reasonable access during normal business hours to such records and personnel (including the external auditors of the Company and its Subsidiaries) as may be reasonably necessary to verify the accuracy of the applicable Revenue Statement and Milestone Payment Amount set forth in the applicable Milestone Notice and compliance with the terms hereof, subject to customary confidentiality agreements and access letters, in form and substance reasonably acceptable to Parent.

(b) Unless the applicable Milestone Notice provides that the maximum possible Milestone Payment Amount will be paid in full for such Milestone Period, the Acting Holders shall have the right to deliver to Parent within sixty (60) days of the delivery of the Milestone Notice in respect of the Milestone Period for such Milestone to the Holders (each period, a “Review Request Period”) a notice disputing any item set forth in an applicable Revenue Statement (which disputed item may include a disputed item due to the Acting Holders requesting additional information with respect to such item) and Milestone Notice (and in any event no more than once per Milestone Notice) (such request and items set forth therein, a “Dispute Notice”), and thereafter the Acting Holders and Parent shall, in good faith, try to resolve any items under dispute as set forth in the Dispute Notice. If the Acting Holders and Parent fail to agree on the item(s) under dispute within fifteen (15) Business Days after the Acting Holders deliver the Dispute Notice to Parent and the Rights Agent (the “Negotiation Period”), Parent and the Company shall permit, and shall cause their respective Subsidiaries and controlled Affiliates to permit, the Independent Accountant to have access during normal business hours to the records of the Company and its Subsidiaries in respect of the Business as may be reasonably necessary to verify the accuracy of the Revenue Statement and shall furnish, and shall cause their respective Subsidiaries to furnish, to the Independent Accountant such access, records, work papers and other documents and information as the Independent Accountant may reasonably request, as may be reasonably necessary to audit the Revenue Statement and the determination of whether such Milestone was achieved (subject to customary confidentiality agreements and access letters, in form and substance reasonably acceptable to Parent and excluding information or access which would reasonably be expected to result in the waiver of any attorney-client privilege or violate any applicable Law; provided Parent and the Company shall use commercially reasonable efforts to implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the non-disclosure to the greatest extent reasonably possible, including by arrangement of appropriate clean room procedures, redaction of text from documents or entry into a customary joint defense agreement with respect to any information to be so provided). The Independent Accountant shall be instructed to come to a final determination with respect to those items set forth in a Dispute Notice within thirty (30) days following the engagement of such Independent Accountant. The Independent Accountant shall act only as an expert and not as an arbitrator and shall be charged to come to a final determination in accordance with the terms of this Agreement regarding the calculation of Revenue with respect to only those items set forth in the Dispute Notice that the parties disagree on and submit to it for resolution. All other items in the applicable Revenue Statement that the parties do not submit, prior to the end of the Review Request Period, to the Independent Accountant for resolution shall be deemed to be agreed by the parties and the Independent Accountant shall not be charged with calculating or validating those agreed upon items. The Independent Accountant shall disclose to Parent and the Acting Holders any matters directly related to their findings to the extent necessary to verify the accuracy or completeness of the applicable Revenue Statement. The Independent Accountant shall provide Parent with a copy of all disclosures made to the Acting Holders concurrently with each such disclosures to the Acting Holders and shall provide the Acting Holders with a copy of all disclosures made to Parent concurrently with each such disclosures to Parent. The fees charged by the Independent Accountant shall be allocated to and borne by (i) Parent, based on the percentage that the portion of the disputed items determined by the Independent Accountant to be in favor of the Acting Holders bears to the amount actually contested by the Acting Holders, on the one hand, and (ii) the Acting Holders, based on the percentage that the portion of the disputed items determined by the Independent Account to be in favor of Parent bears to the amount actually contested by the Acting Holders, on the other.

(c) If the Independent Accountant concludes that a Milestone was achieved in accordance with the terms hereof and the applicable Aggregate Milestone Payment Amount was not paid to the Rights Agent, Parent shall pay or caused to be paid to the Rights Agent such applicable Aggregate Milestone Payment Amount within thirty (30) calendar days of the date the Independent Accountant delivers its final written report to the Acting Holders and Parent. The decision of the Independent Accountant shall be final, conclusive and binding on Parent and the Holders, shall be non-appealable and shall not be subject to further review, absent manifest error.

(d) If, upon the expiration of a Review Request Period, the Acting Holders have not provided a Dispute Notice to Parent and the Rights Agent in accordance with this Section 4.6, the calculations set forth in the applicable Revenue Statement and the determination in the accompanying Milestone Notice shall be final, binding and conclusive upon the Holders.

(e) Each person seeking to receive information from Parent in connection with an audit pursuant to this Section 4.6 shall enter into, and shall cause its accounting firm to enter into, a reasonable and mutually satisfactory confidentiality agreement with Parent or any controlled Affiliate obligating such party to retain all such information disclosed to such party in confidence pursuant to such confidentiality agreement.

Section 4.7 Change of Control; Sale of the Business. Notwithstanding anything to the contrary in this Agreement, neither Parent nor the Company, or any of their respective Subsidiaries (or direct or indirect holding companies holding only Parent and/or the Company and their respective Subsidiaries), may enter into an agreement providing for, or consummate a Change of Control or a Sale of the Business prior to the termination of this Agreement or the payment of all Milestone Payment Amounts in accordance with this Agreement, whichever occurs earlier, without the prior written consent of the Acting Holders, unless either (at Parent’s option) (x) the Person acquiring or succeeding to Parent or the Company (if applicable pursuant to the structure of such Change of Control or Sale of the Business) in connection with such Change of Control or Sale of the Business (i) is a Qualified Buyer and (ii) assumes all of Parent’s and the Company’s obligations, duties and covenants under this Agreement effective as of the effective time of such Change of Control or Sale of the Business, as applicable, and in an instrument supplemental hereto that is executed and delivered by such Person to the Rights Agent or (y) Parent and the Company retain their obligations, duties and covenants under this Agreement following such Change of Control or Sale of the Business. Upon or prior to the consummation of any such Change of Control or Sale of the Business, Parent or the Company will deliver a notice to the Rights Agent (and the Rights Agent will promptly, and in any event within ten (10) calendar days of receipt of such notice, send each Holder at its registered address a copy of such notice) stating that such Change of Control or Sale of the Business, as applicable, complies with this Section 4.7. Upon consummation of a Change of Control or Sale of the Business in accordance with this Section 4.7 in which a Qualified Buyer assumes all of Parent’s and the Company’s obligations, duties and covenants hereunder, neither Parent nor any of its Affiliates shall have any further liability or obligation with respect to any Milestone Payments or otherwise hereunder, and Parent and its Affiliates shall be fully relieved from any such obligations. If the Company is the Party that undergoes the Change of Control or is sold in a transaction that constitutes a Sale of the Business, and prior to such sale the Company has assumed all of Parent’s obligations hereunder, Parent and the Company shall be deemed to have complied with this Section 4.7 (pursuant to clause (x)).

Section 4.8 Intended Tax Treatment. The parties hereto agree to treat (a) the CVRs (other than any Equity Award CVRs, or CVRs otherwise received as compensation) for all U.S. federal and applicable state and local Tax purposes as additional consideration for or in respect of the Shares pursuant to the Merger Agreement and (b) the Equity Award CVRs for all U.S. federal and applicable state and local Tax purposes as additional compensation for or in respect of such Company Equity Awards, as applicable, pursuant to the Merger Agreement, and none of the parties hereto will take any position to the contrary on any Tax Return, any other filing with a Governmental Authority related to Taxes or for other Tax purposes except as otherwise required by applicable Law. Parent and/or Rights Agent, as applicable, shall report imputed interest on the CVRs pursuant to Section 483 of the Code, except as required by applicable Law.

ARTICLE V

AMENDMENTS

Section 5.1 Amendments without Consent of Holders.

(a) Without the consent of any Holders or the Rights Agent, Parent, at any time and from time to time, may enter into one or more amendments hereto, solely to evidence the succession of another person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in and in accordance with Section 6.3.

(b) Without the consent of any Holders, Parent (when authorized by a resolution of Parent’s Board of Directors or similar governing body) and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, Exchange Act or any applicable state securities or “blue sky” laws; provided that, in each case, such provisions do not materially adversely affect the interests of the Holders;

(v) as may be necessary to ensure that Parent complies with applicable Law; provided that in each case, such amendments shall not adversely affect the interests of the Holders; or

(vi) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(c) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will, with respect to CVRs held through DTC, transmit (or cause the Rights Agent to transmit) a notice thereof through the facilities of DTC in accordance with DTC’s procedures or, with respect to all other CVRs, will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.2 Amendments with Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent (when authorized by a resolution of Parent’s Board of Directors or similar governing body) and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders; provided, however, that no such amendment shall, without the consent of the Holders of seventy-five percent (75%) of the outstanding CVRs:

(i) modify in a manner adverse to the Holders any provision contained herein with respect to the termination of this Agreement or the CVR;

(ii) modify in a manner materially adverse to the Holders (A) the time for, and amount of, any payment to the made to the Holders pursuant to this Agreement or (B) the definition of any Milestone;

(iii) reduce the number of CVRs (for the avoidance of doubt other than as automatically set forth herein pursuant to Section 2.7); or

(iv) modify any provision of this Section 5.2, except to increase the percentage of Holders from whom consent is required or to provide that certain provisions of this Agreement cannot be modified or waived without the consent of the Holder of each outstanding CVR affected thereby.

(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will, with respect to CVRs held through DTC, transmit (or cause the Rights Agent to transmit) a notice thereof through the facilities of DTC in accordance with DTC’s procedures or, with respect to all other CVRs, will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3 Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4 Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

ARTICLE VI

OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1 Notices to Rights Agent and Parent. All notices, requests, instructions or other communications or documents to be given or made hereunder by any party to the other parties to this Agreement shall be in writing and (a) served by personal delivery upon the party for whom it is intended, (b) served by an internationally recognized overnight courier service upon the party for whom it is intended, (c) delivered by registered or certified mail, return receipt requested or (d) sent by email; provided that the transmission of the email is followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein:

If to the Rights Agent, to it at:

Equiniti Trust Company, LLC

28 Liberty Street, Floor 53

New York, NY 10005

Attention:   Reorg Department

Email:     ReorgRM@equiniti.com

If to Parent or to the Company, to it at:

c/o Blackstone: 345 Park Avenue, New York, NY 10145

c/o TPG: 301 Commerce Street, Suite 3300 Fort Worth, TX 76102

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:	Peter Martelli, P.C.
Lauren Colasacco, P.C.
Christopher Burwell
Email:	peter.martelli@kirkland.com
lauren.colasacco@kirkland.com
christopher.burwell@kirkland.com

or to such other Person or addressees as has or have been designated in writing by the party to receive such notice provided above. Any notice, request, instruction or other communications or document given as provided above shall be deemed given to the receiving party (w) upon actual receipt, if delivered personally, (x) on the next Business Day after deposit with an overnight courier, if sent by an overnight courier, (y) three (3) Business Days after deposit in the mail, if sent by registered or certified mail or (z) upon confirmation of receipt by the recipient if sent by email and followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein. Copies to outside counsel are for convenience only and failure to provide a copy to outside counsel does not alter the effectiveness of any notice, request, instruction or other communication otherwise given in accordance with this Section 6.1.

Section 6.2 Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) (i) with respect to CVRs held through DTC if in writing and transmitted through the facilities of DTC in accordance with DTC’s procedures or (ii) mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

Section 6.3 Parent Successors and Assigns. Parent may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (a) one or more wholly-owned subsidiaries of Parent but only for so long as such entity remains an direct or indirect wholly-owned subsidiaries of Parent or (b) an acquiror in connection with a Change of Control of Parent or a Sale of the Business in accordance with Section 4.7 of this Agreement (each such assignee in the preceding clauses (a) and (b), an “Assignee”); provided, that in the case of clause (a) and, only to the extent in accordance with clause (y) of Section 4.7, clause (b), Parent remains jointly and severally liable. Any such Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent pursuant to this Section 6.3. This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors. Any attempted assignment of this Agreement in violation of this Section 6.3 shall be void and of no effect. The Rights Agent may not assign this Agreement without Parent’s written consent.

Section 6.4 Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any person (other than the Rights Agent, Parent, Parent’s successors and assignees and the Acting Holders (on behalf of the Holders)) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Rights Agent, Parent, Parent’s successors and assignees and the Acting Holders (on behalf of the Holders). The rights of Acting Holders (on behalf of the Holders) are limited to those expressly provided in this Agreement which shall be exercised only by the Acting Holders. Notwithstanding anything to the contrary contained herein, any Holder may at any time agree to renounce, in whole or in part, whether or not for consideration, such Holder’s rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable, and Parent may, in its sole discretion, at any time offer consideration to the Holders in exchange for their agreement to irrevocably renounce their rights, in whole or in part, hereunder.

Section 6.5 Limitations on Suits by Holders. No Holder of any CVR shall have any right under this Agreement to commence proceedings under or with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights, and such rights may only be exercised by the Acting Holders in accordance with, and subject to the limitations set forth in, this Agreement. Any Action brought by the Acting Holders shall be subject to Section 6.6 and Section 6.9, the terms of which shall apply to such Acting Holder, as applicable, and such Action mutatis mutandis. The Acting Holders shall have the right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any Action at law or in equity or in bankruptcy or otherwise upon or under or with respect to this Agreement. In any such action, the Acting Holders shall be deemed to represent all Holders. The Acting Holders, in acting pursuant to this Section 6.5 on behalf of all Holders, shall have no liability to any other Holders for any such actions.

Section 6.6 Governing Law. This Agreement, the CVR and any action (whether at law, in contract or in tort) that may directly or indirectly be based upon, relate to or arise out of this Agreement or any transaction contemplated hereby, or the negotiation, execution or performance hereunder shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 6.7 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 6.8 Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that the parties need not sign the same counterpart.

Section 6.9 Jurisdiction; Waiver of Jury Trial.

(a) Each party hereto expressly submits to the personal jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court of the United States of America within the State of Delaware) (the “Chosen Courts”), in the event any dispute between the parties hereto (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (b) expressly waives any claim of lack of personal jurisdiction or improper venue and any claims that such courts are an inconvenient forum with respect to such a claim, and (c) agrees that it shall not bring any claim, action or proceeding against any other parties hereto relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each party hereto hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address set forth in Section 6.1, such service to become effective ten (10) days after such mailing.

(b) EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.9.

Section 6.10 Termination. This Agreement will be terminated and of no force or effect, the parties hereto will have no liability hereunder, and no payments will be required to be made, upon the earliest to occur of (a) the complete payment in full of all Aggregate Milestone Payment Amounts required to be paid under the terms of this Agreement, (b) the delivery to Rights Agent of a written notice of termination duly executed by Parent and Holders of seventy-five percent (75%) of the outstanding CVRs, (c) the expiration of the Review Request Period (if a Dispute Notice is not received during such Review Request Period) for the Revenue Statement prepared for the 2027 Milestone Period if there is no Milestone Payment Amount required to be paid under the terms of this Agreement as of such time or (d) if a Dispute Notice is received during the Review Request Period for the 2027 Milestone Period, the date that the final Independent Accountant’s written report is delivered to Parent and the Holders with respect to any dispute related to such Revenue Statement pursuant to Section 4.6 if there is no Milestone Payment Amount required to be paid under the terms of this Agreement as of such time; provided, that, in the case of each of clauses (c) and (d), if there is any ongoing Action (whether in contract or in tort or otherwise) arising out of or relating to this Agreement properly brought hereunder by the Acting Holders prior to the termination hereof, the Agreement will not terminate until there is a final non-appealable order on such Action from a court of competent jurisdiction or a settlement between Parent and the Acting Holders.

Section 6.11 Entire Agreement. This Agreement, the Merger Agreement (including the schedules, annexes and exhibits thereto and the documents and instruments referred to therein) and the documents and other agreements among the parties, or any of them, as contemplated by or referred to herein, together with each other agreement entered into by or among any of the parties as of the date of this Agreement that makes reference to this Section 6.11 contain the entire understanding of the parties hereto and thereto with reference to the transactions and matters contemplated hereby and thereby and supersedes all prior agreements, written or oral, among the parties with respect hereto and thereto. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement will govern and be controlling with respect to CVR matters only and the Merger Agreement shall govern and be controlling with respect to all matters unrelated to CVRs.

Section 6.12 Obligation of Parent. Parent shall cause the Company to duly perform, satisfy and discharge each of the covenants, obligations and liabilities applicable to the Company under this Agreement. Parent and the Company shall be jointly and severally liable for the performance and satisfaction of each of their respective covenants, obligations and liabilities hereunder. As material inducement to the Company to enter into the Merger Agreement and to consummate the transactions contemplated thereby, the Company hereby irrevocably and unconditionally guarantees the due and punctual performance of all obligations of Parent hereunder, including Parent’s obligations under Section 2.4 and Section 4.2, in each case when, as and if due (collectively, the “Company Guaranteed Obligations”). To the fullest extent permitted by applicable Law, the Company hereby expressly waives any and all rights and defenses arising by reason of any applicable Laws other than any defenses available to Parent. Without limiting the generality of the foregoing, the Company expressly waives: (i) notice of the acceptance by the Holders of this guarantee; (ii) notice of the non-performance of all or any of the Company Guaranteed Obligations; (iii) presentment, demand, notice of dishonor, protest, notice of protest and all other notices whatsoever, in respect of any or all of the Company Guaranteed Obligations (except notices required to be given hereunder); and (iv) any defense arising by reason of any claim or defense based upon an election of remedies, including the failure or delay in exercising remedies against Parent by the Holders which in any manner affects any of its rights to proceed against the Company, other than any claims or defenses available to Parent. The Company agrees that this guaranty is one of payment, not merely of collection and not merely that of a surety, and that the Acting Holders shall not be required to pursue any right or remedy it may have against Parent under this Agreement or otherwise or to first commence any proceeding or obtain any judgment against Parent in order to enforce this Section 6.12. For the avoidance of doubt, this Section 6.12 shall survive for so long as the obligations of Parent hereunder are outstanding. Notwithstanding anything to the contrary in this Section 6.12, this Section 6.12 shall be enforceable only by the Acting Holders. Nothing set forth in this Section 6.12 shall expand the obligations of Parent hereunder or the rights of the Acting Holders hereunder.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

HOPPER PARENT INC.

By:	/s/ Ram Jagannath
Name:	Ram Jagannath
Title:	Co-President

By:	/s/ Martin Davidson
Name:	Martin Davidson
Title:	Co-President

EQUINITI TRUST COMPANY, LLC

By:	/s/ Michael Legregin
Name:	Michael Legregin
Title:	Senior Vice President, Corporate Actions Relationship Management & Operations

HOLOGIC, INC.

By:	/s/ Stephen P. MacMillan
Name:	Stephen P. MacMillan
Title:	Chairman, President and Chief Executive Officer

Schedule A

Exchange Rates

Schedule B

Management Plan

Schedule C

Specified Products

Schedule D

Revenue Adjustments

Schedule E

Linear Interpolation Formula

Schedule F

Rights Agent Fees